Exhibit 99.1

FOR RELEASE AT 4:00PM EST NOVEMBER 8, 2005

Contacts:

Paul Rosenbaum Rentrak Corporation Chairman & CEO 503-284-7581 exitpoll@aol.com	Investors PondelWilkinson Parham Ron Parham 503-297-0202 rparham@pondel.com

RENTRAK REPORTS STRONG SECOND QUARTER EARNINGS
OF $0.10 PER SHARE;
QUARTER’S REVENUES CONSISTENT WITH FULL-YEAR GUIDANCE

        PORTLAND, Ore. (November 8, 2005)—Rentrak Corp. (Nasdaq:RENT) today announced consolidated revenues of $20.2 million and net income of $1.1 million, or $0.10 per diluted share, for its second fiscal quarter ended September 30, 2005. Earnings improved sequentially compared with the first fiscal quarter in which the company earned $0.7 million, or $0.06 per diluted share, on revenue of $20.9 million. In last year’s comparable quarter, the company reported consolidated net income of $1.8 million, or $0.17 per diluted share, on revenue of $27.0 million.

        Selling and administrative expenses in the second quarter of fiscal 2006 totaled $5.2 million, equal to the first quarter of fiscal 2006 and up from $4.4 million in last year’s second quarter. The increase over last year’s comparable quarter primarily reflected increased development and marketing costs related to the company’s Essentials™ services, higher costs associated with the company’s Sarbanes-Oxley compliance efforts and expenses related to its recent operational reorganization. During the current quarter the company invested approximately $0.4 million, primarily on IT equipment and capitalized internal software development costs.

        Cash and marketable securities increased to $25.1 million at September 30, 2005, compared with $22.1 million at June 30, 2005.

        Rentrak Chairman and Chief Executive Officer Paul Rosenbaum commented, “We’re very pleased with our strong second quarter earnings. Through the first half of the fiscal year, we’ve generated revenues of $41 million, consistent with our full year guidance, strong earnings of $1.8 million and a $3 million increase in cash and marketable securities.”

        “Our PPT segment has continued to generate higher revenues and operating earnings than we expected. Excluding the revenues from a major customer agreement that expired at the end of last year’s second quarter, our PPT revenues were up 9 percent during a period in which revenues of the overall rental industry were down. In addition, today we announced an expanded revenue-sharing agreement with Sony Pictures Home Entertainment (“SPHE”) under which we’ll begin distributing SPHE DVD and VHS product to U.S. video stores in January 2006.”

Rentrak Fiscal 2006 Second Quarter Earnings

        “We recently announced the first wave of subscribers to our OnDemand Essentials™ Content Provider Site and believe this is a significant breakthrough for the company,” Mr. Rosenbaum continued. “The programming subscribers include eight Viacom properties (Paramount Studios, CBS, MTV, Nickelodeon, Noggin, The N, Comedy Central, VH1 and future on demand network offerings), as well as Expo TV, National Geographic Channel, NFL Network and Ripe TV. These twelve new subscribers join Music Choice, which became our first OnDemand Essentials customer over a year ago. We are in active discussions with additional MSOs to gain access to more data, and with several more leading content providers that we believe will become future customers. Together, these efforts are further establishing Rentrak as the leader in OnDemand media measurement.”

        Second quarter revenues in the company’s Pay-Per-Transaction (PPT) segment totaled $17.4 million compared with $24.3 million in last year’s comparable period, reflecting the September 30, 2004 transition of a former major PPT customer to Direct Revenue Sharing (DRS) programs with studios. This customer represented approximately $8.3 million, or 34 percent, of last year’s fiscal second quarter revenues. A portion of that revenue decline was offset by increased PPT revenues from existing customers and the commencement of revenue-sharing agreements with new video retailer customers. The PPT segment generated operating income of approximately $3.1 million in the second quarter of fiscal 2006.

        Second quarter revenues in the company’s Advanced Media & Information (AMI) segment, currently comprised of the company’s DRS, box office and home video services, totaled $2.4 million compared with $2.5 million in last year’s second fiscal quarter. Increased revenues from the Essentials services component of this segment helped to nearly offset a small decline in DRS revenues. The AMI segment generated operating income of approximately $1.0 million during the second quarter.

        On-going development expenses and corporate overhead from the company’s corporate services group generated an operating loss of approximately $2.6 million in the second quarter. When combined with the operating income generated by the PPT and AMI segments, the company reported consolidated operating income of $1.5 million.

        Rosenbaum concluded, “We expect revenues in the second half of fiscal 2006 to benefit from stronger movie titles relative to the past six months, both at the box office and home rental. Combined with the anticipated addition of new customers within both of our operating segments, we now expect fiscal 2006 revenues to meet or exceed the top end of our previous revenue guidance of between $80-85 million. We continue to expect quarterly profitability throughout fiscal 2006 and that our PPT segment and current offerings within the AMI segment will remain a steady source of revenue, earnings and cash flow.”

Rentrak Fiscal 2006 Second Quarter Earnings

Conference Call

        Rentrak has scheduled a conference call for 2 p.m. (PDT) November 8, 2005 to discuss the company’s financial performance. Shareowners, members of the media and other interested parties may participate in the call by dialing 866.272.9941 from the U.S. or Canada, or 617.213.8895 for international callers, passcode 85472997. This call is being webcast by CCBN and can be accessed at Rentrak’s web site at www.rentrak.com where it will be archived through November 8, 2006. The webcast is also accessible over CCBN’s Investor Distribution Network and available to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com). A telephone replay of the call will be available through midnight November 18, 2005 at 888-286-8010 from the U.S. or Canada, or 617-801-6888 from outside the U.S., passcode 13047898.

About Rentrak Corporation

        Rentrak Corporation, based in Portland, Oregon, is an information management company serving clients in the media, entertainment, retail, advertising and manufacturing industries. The company’s near-term focus centers on its Entertainment Essentials™ suite of services that is redefining media measurement in the digital broadband era. Entertainment Essentials provides customers with near-real-time, actionable insight into performance of content distributed over a wide variety of modern media technologies. Available by license or subscription, each ASP-based Entertainment Essentials application allows executives to analyze detailed industry-wide and title-specific data to make decisions that enhance the bottom line and provide competitive advantage. For further information, please visit Rentrak’s corporate Web site at http://www.rentrak.com.

Safe Harbor Statement

        When used in this discussion, the words “anticipates,” “expects,” “intends” and similar expressions are intended to identify forward-looking statements. Such statements relate to, among other things, the revenues and results of operations for the company’s PPT® and information services segments and are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could affect Rentrak’s financial results include customer demand for movies in various media formats subject to company guarantees, the company’s ability to attract new revenue-sharing customers and retain existing customers, the company’s success in maintaining its relationships with studios and other product suppliers, the company’s ability to successfully develop and market new services to create new revenue streams, and Rentrak’s customers continuing to comply with the terms of their agreements. Additional factors that could affect Rentrak’s financial results are described in Rentrak’s March 31, 2005 annual report on Form 10-K and subsequent quarterly reports filed with the Securities and Exchange Commission. Results of operations in any past period should not be considered indicative of the results to be expected for future periods.

_________________

(Financial Tables Follow)

Rentrak Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except per share amounts)

	September 30, 2005 (Unaudited)	March 31, 2005 (1)
Assets
Current Assets:
Cash and cash equivalents	$10,292	$21,983
Marketable securities	14,813	—
Accounts receivable, net of allowances for
doubtful accounts of $521 and $654	12,703	14,428
Advances to program suppliers, net of program
supplier reserves of $3,047 and $3,246	192	1,185
Income tax receivable	456	580
Deferred income tax assets	14	944
Notes receivable - related party	—	753
Other current assets	981	1,028

Total Current Assets	39,451	40,901
Property and Equipment, net	3,417	3,216
Deferred Income Tax Assets	77	115
Other Assets	625	851

Total Assets	$43,570	$45,083

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$9,200	$12,470
Accrued liabilities	696	711
Accrued compensation	1,345	1,539
Deferred revenue	519	379

Total Current Liabilities	11,760	15,099
Long-Term Obligations:
Lease obligations and deferred gain	—	52
Commitments and Contingencies	—	—
Stockholders' Equity:
Preferred stock, $0.001 par value; 10,000
shares authorized; none issued	—	—
Common stock, $0.001 par value; 30,000
shares authorized; shares issued and outstanding:
10,565 and 10,545	10	10
Capital in excess of par value	47,106	46,988
Accumulated other comprehensive income	181	181
Accumulated deficit	(15,487)	(17,247)

Total Stockholders' Equity	31,810	29,932

Total Liabilities and Stockholders' Equity	$43,570	$45,083

(1) Derived from our March 31, 2005 audited consolidated financial statements.

Rentrak Corporation and Subsidiaries
Condensed Consolidated Income Statements
(Unaudited)
(In thousands, except per share amounts)

	For the Three Months Ended September 30,		For the Six Months Ended September 30,
	2005	2004	2005	2004
Revenue	$20,164	$26,998	$41,046	$52,331
Operating expenses:
Cost of sales	13,518	19,775	28,350	38,543
Selling and administrative	5,161	4,424	10,333	8,864

	18,679	24,199	38,683	47,407

Income from operations	1,485	2,799	2,363	4,924
Other income (expense):
Interest income	254	53	410	111
Interest expense	(1)	(1)	(2)	(2)

	253	52	408	109

Income before income taxes	1,738	2,851	2,771	5,033
Provision for income taxes	634	1,041	1,011	1,837

Net income	$1,104	$1,810	$1,760	$3,196

Basic net income per share	$0.10	$0.18	$0.17	$0.33

Diluted net income per share	$0.10	$0.17	$0.16	$0.31

Shares used in per share calculations:
Basic	10,551	9,822	10,550	9,810

Diluted	11,061	10,471	11,080	10,459